Exhibit 10.39

CONFIDENTIAL

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made as of March 13, 2020 by and between Jeremy Warren and Vivint Smart Home, Inc., a Delaware corporation (the “Company” and together with its subsidiaries and affiliates, the “Company Group”). In consideration of the payments and benefits described in Section 2(b) and Section 3(b) below to be provided to Executive, the sufficiency of which is acknowledged hereby, Executive and the Company agree as follows:

1. Termination Date. Executive and the Company (on behalf of its subsidiaries, including, for the avoidance of doubt, APX Group, Inc., its indirect subsidiary and a Delaware corporation (“APX”)) agree that Executive’s employment with all members of the Company Group shall terminate on March 13, 2020 (the “Termination Date”) and shall be treated as a termination by the Company without Cause (as defined in the Employment Agreement, dated as of March 8, 2016, by and between Executive and APX (the “Employment Agreement”). Executive hereby resigns from all positions as an employee, officer or director with the Company Group as of the Termination Date. Executive represents and warrants that, as of the date hereof, Executive has not engaged in conduct constituting Cause.

2. Payments.

(a) Accrued Rights. Following the Termination Date, Executive shall be entitled to:

(i)	the Accrued Rights (as defined in the Employment Agreement); and

(ii)

$51,359.29 in respect of a pro rata portion of Executive’s Annual Target Bonus (as defined in the Employment Agreement) in respect of 2020, based on a fraction, the numerator of which is the number of days during 2020 up to and including the Termination Date and the denominator of which is the number of days in such fiscal year, payable no later than 10 days following the Termination Date, subject to the execution and non-revocation of the Release (as defined below).

(b) Separation Payments. In addition to the payments set forth in Section 2(a) hereof, subject to (i) Executive’s continued compliance with the Restrictive Covenants (as defined below), and (ii) Executive’s execution and non-revocation of (x) this Agreement and (y) the General Release attached hereto as Exhibit A (the “Release”) and in consideration of the Release, and Executive’s other promises set forth herein, the Company, in full satisfaction of the obligations set forth in Section 5(d) of the Employment Agreement or otherwise, shall pay:

(i)	to Executive, a lump-sum cash payment, payable within 55 days after the Termination Date and effectiveness of the Release, equal to the sum of

CONFIDENTIAL

(A) $772,500.00, which is equal to 150% of Executive’s Base Salary (as defined in the Employment Agreement) as of the date immediately prior to the Termination Date;

(B) $386,250.00, which is equal to 150% of Executive’s Annual Bonus (as defined in the Employment Agreement) for 2019;

(C) $416,666.67, which is equal to the unpaid portion of the retention bonus payable to Executive pursuant to that certain Retention Bonus Letter between APX and Executive, accepted and agreed to on June 13, 2018 (the “Retention Letter”); and

(D) $25,962.00, which is equal to the monthly COBRA costs of providing health and welfare benefits for Executive and Executive’s dependents under the plans in which Executive was participating on the Termination Date, for 18 months; and

(ii)

an amount equal to $1,356.84, on behalf of Executive, in respect of the amount required to buy out the Executive’s leased Company automobile and shall permit Executive to retain such automobile (collectively (i) and (ii), the “Separation Benefits”).

Except as otherwise expressly required by law or as specifically provided herein, Executive shall have no right to compensation, benefits or other amounts after the Termination Date.

(c) Section 409A. To the extent that any of the Separation Benefits or the payment set forth in Section 2(a)(ii) (the “Conditioned Benefits”) constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the Termination Date, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

3. Equity.

(a) Pursuant to the terms of the Equity Documents (as defined below), Executive acknowledges that Executive holds, as of the Termination Date:

(i)

54,884 shares of restricted Class A Common Stock of the Company (the “Restricted Stock”) (including 5,936 shares of Restricted Stock issued to Executive on the First Earnout Achievement Date (as defined in the Merger Agreement (as defined below))), all of which are unvested;

CONFIDENTIAL

(ii)	259,245 Rollover SARs (as defined in the Merger Agreement), 34,566 of which are vested and 224,679 of which are unvested, each with a strike price of $20.41; and

(iii)	the right to receive 27,248 shares of Class A Common Stock of the Company (“Common Stock”), subject to the vesting of the unvested Rollover SARs (the “First Earnout Right”).

(b) Subject to (i) Executive’s continued compliance with the Restrictive Covenants and (ii) Executive’s execution and non-revocation of this Agreement and the Release, and in consideration of the Release, and Executive’s other promises set forth herein, (x) 50% of the shares of Restricted Stock, (y) 50% of the unvested Rollover SARs and (z) 50% of the First Earnout Right, in each case rounded down to the nearest whole share, shall be deemed vested as of the Release Effective Date (as defined in the Release) (collectively, the “Accelerated Equity”); provided, however that if Executive breaches the Restrictive Covenants or, in respect of the Accelerated Equity in respect of the Rollover SARs and the First Earnout Right, engages in in Competitive Activity (as defined in the SAR Agreement (as defined below)) not constituting a breach of the Restrictive Covenants, any Accelerated Equity, or shares of Common Stock issued to or held by Executive in respect of the Accelerated Equity, shall be forfeited for no consideration and subject to clawback by the Company. For the avoidance of doubt, to the extent the Accelerated Equity is outstanding on the Second Earnout Achievement Date and/or the Third Earnout Achievement Date (each such term as defined in the Merger Agreement), as applicable, Executive shall be entitled to receive additional shares of Common Stock and/or have the terms and conditions of the Accelerated Equity adjusted, as applicable, in accordance with Section 3.06 of the Merger Agreement.

(c) Any vested Rollover SARs (including any Rollover SARs which become vested in accordance with Section 3(b) hereof) shall remain exercisable by Executive until the later of (x) the 60th day following the Release Effective Date and (y) the 60th day following the date that the Company has executed and filed an effective registration statement on Form S-8 with the Securities and Exchange Commission in order to register the offer and sale of shares of the Common Stock underlying the Rollover SARs; provided, that the vested Rollover SARs (including any Rollover SARs which become vested in accordance with Section 3(b) hereof) will cease to be exercisable and be forfeited for no consideration if Executive (A) breaches the Restrictive Covenants or (B) engages in in Competitive Activity not constituting a breach of the Restrictive Covenants.

(d) Executive acknowledges and agrees that upon the Termination Date, all Restricted Stock, unvested Rollover SARs and any portion of the First Earnout Right, in each case, held by Executive that are not Accelerated Equity shall be forfeited for no consideration. Notwithstanding anything to the contrary herein, the Accelerated Equity and any other vested Rollover SARs held by Executive, including, for the avoidance of doubt, any shares of Common Stock issued to Executive upon exercise of any Rollover SARs (or in accordance with Section 3.06 of the Merger Agreement) shall remain subject to the terms set forth in the Equity Documents and Executive acknowledges and agrees that any shares of Common Stock received by Executive remain subject to the Confidentiality and Lockup Agreement, dated as of September 15, 2019, by and between each holder of equity interests of 313 Acquisition LLC (“313”) who received shares of Legacy Vivint Smart Home, Inc. pursuant to the Merger Agreement (including, among others, Executive) and the Company (the “Lockup Agreement”).

CONFIDENTIAL

(e) For purposes hereof, “Equity Documents” shall refer to:

(i)	the Amended and Restated Securityholders’ Agreement, dated as of September 15, 2019, by and among 313, Executive, and the other securityholders thereto (the “Securityholders’ Agreement”);

(ii)

the Second Amended and Restated Limited Liability Company Agreement of 313, dated as of September 15, 2019, as amended by Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of 313, dated as of January 16, 2020 (as amended, the “313 LLCA”);

(iii)	the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan;

(iv)	the Vivint Group, Inc. Amended and Restated 2013 Omnibus Incentive Plan (the “VGI Plan”)

(v)	the Stock Appreciation Rights Agreement under the VGI Plan, between Vivint Group, Inc. and Executive, dated as of June 8, 2018 (the “SAR Agreement”);

(vi)	the Management Subscription Agreement (Incentive Units), dated as of July 12, 2013 (the “Incentive Subscription Agreement”); and

(vii)

the Agreement and Plan of Merger, dated as of September 15, 2019, by and among the Company, Maiden Merger Sub, Inc., a Delaware corporation and subsidiary of the Company, and Legacy Vivint Smart Home, Inc., as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 18, 2019 (as amended, the “Merger Agreement”).

4. Company Property.

(a) Except as set forth in Section 2(b)(ii) hereof, on or prior to the Termination Date, Executive shall return to the Company, as applicable, Executive’s credit cards, electronic fuel card, electronic building access cards, codes or devices, keys, computers and other electronic devices, electronically stored documents or files, physical files and all other property of the Company Group.

(b) Executive represents and warrants that Executive has not, and shall not, take or copy in any form or manner, including electronic or hard copy, of any of the Company Group’s files, financial information, lists of customers, prices, or any other confidential and proprietary materials or information of the Company Group. Executive represents that Executive does not have in Executive’s possession, and Executive has not distributed, whether in hard copy or electronic form, recreate, or deliver to anyone else, nor delete information belonging to the Company Group in anticipation of Executive’s separation.

CONFIDENTIAL

5. Restrictive Covenant. Executive acknowledges and agrees that Executive remains subject to the restrictive covenants between the Company Group and Executive as negotiated between them and set forth in Sections 6, 7 and 8 of the Employment Agreement, Section 5 and Appendix A to the SAR Agreement and Section 7 and Appendix A to the Incentive Subscription Agreement (the “Restrictive Covenants”) and that such Restrictive Covenants are incorporated herein by reference. Executive agrees and understands that should Executive breach any of the Restrictive Covenants, Executive shall not be entitled to any of the Separation Benefits, the Rollover SARs, the First Earnout Right or the Restricted Stock.

6. No Admission. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of an admission by the Company or Executive of any violation of the Company’s policies or procedures, or state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality, except insofar as a court declines to enter any such order.

7. Waiver; Effective Date; Acknowledgments. Executive expressly acknowledges that:

(a) The Company and Executive agree that this Agreement will become effective and enforceable on the date this Agreement is executed by Executive (the “Effective Date”), and that no obligations upon the Company Group set forth in Section 2(b) or Section 3(b) of this Agreement shall be operative or binding upon it until the Release Effective Date. For the avoidance of doubt, if Executive does not execute the Release within the twenty-one (21) day period noted in the Release, or revokes the Release prior to the Release Effective Date, Executive shall not be entitled to any of the Conditioned Benefits or the Accelerated Equity. Any Conditioned Benefits due prior to the Release Effective Date will be paid in a lump sum thereafter.

(b) Executive understands, acknowledges, and agrees that the Conditioned Benefits and the acceleration of the vesting of the Accelerated Equity pursuant to Sections 2(b) and 3(b), respectively, are in consideration of Executive’s execution of this Agreement and the Release. Executive further acknowledges that Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company Group to provide such separation benefits or other benefits to any individuals other than Executive.

8. Cooperation. Upon request by the Company, Executive shall reasonably cooperate with any investigation conducted by the Company Group, including by answering written questions and by appearing for interviews.

9. Employment Relationship. Executive acknowledges that any employment relationship between Executive and the Company Group shall terminate on the Termination Date, that thereafter they have no further employment relationship except as may arise out of this Agreement and that Executive waives any right or claim to reinstatement as an employee of the Company Group and will not seek employment in the future with the Company Group, unless by mutual consent. Nothing herein shall be construed as voiding Executive’s entitlement to post-

CONFIDENTIAL

termination payments or benefits pursuant to Section 2(b) or Section 3(b) above or the Company Group’s rights pursuant to the Employment Agreement or the Equity Documents. Executive agrees that, following the termination of Executive’s employment with the Company Group, Executive will cooperate with any reasonable request the Company may make for information or assistance with respect to any matter involving Executive during Executive’s period of employment.

10. Indemnity and Injunctive Relief.

(a) Executive agrees to indemnify and hold the Company Group harmless from and against any loss, cost, damage or claim suffered by the Company Group, including attorneys’ fees, resulting from a material breach by Executive of any material term of this Agreement, provided that before the Company Group exercises this remedy, it shall provide written notice to Executive and a reasonable opportunity for his to cure any breach (where such a breach is capable of cure). Executive further understands and agrees that money damages may not be a sufficient remedy for any breach of this Agreement, and that in addition to all other remedies, the Company Group shall be entitled to injunctive or other equitable relief as a remedy for any such breach. Executive agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy, as permitted by law.

(b) If Executive fails to comply with any of the terms of this Agreement or if Executive revokes the Release within the seven (7) day revocation period, the Company Group may, in addition to any other remedies it may have, reclaim any amounts paid to Executive under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it. Executive agrees that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

11. Executive Representations. Executive specifically represents, warrants, and confirms that Executive:

(a) has not filed, and is not aware of the basis of, any claims, complaints, or actions of any kind against the Company Group with any court of law, or local, state, or federal government or agency;

(b) has been properly paid for all hours worked for the Company Group, has received all commissions, bonuses, and other compensation due to Executive; and

(c) has not engaged in any unlawful conduct relating to the business of the Company Group.

12. Entire Agreement. This Agreement, including the agreements incorporated by reference in Section 5 of this Agreement related to the Restrictive Covenants, the Release, the Equity Documents, the Lockup Agreement, and the Employment Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature, including, but not limited to, the Retention Letter. This Agreement, including the Release, shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

CONFIDENTIAL

13. Confidentiality. Executive agrees not to disclose the terms of this Agreement (or the Release) to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor, provided they agree to be bound by this confidentiality obligation. Executive shall use good faith efforts to ensure that any non-party to this Agreement to whom Executive makes a disclosure, but only as expressly provided above, complies with the confidentiality provisions contained in this Agreement. Executive further agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any member of the Company Group, except as permitted by law.

14. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

15. Assignment. This Agreement, the Release and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

16. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Vivint Smart Home, Inc.

4931 North 300 West

Provo, Utah 84604

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue,

New York, New York 10017

Attention: Gregory Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

CONFIDENTIAL

17. Section 409A. The payments and benefits provided under this Agreement are intended to be exempt from or in compliance with Section 409A of the Code.

18. Tax Withholding. The Company shall be entitled to withhold from the payment of any compensation and provision of any benefit under this Agreement such amounts as may be required by applicable law, including without limitation for purposes of the payment of payroll and income taxes.

19. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Utah without regard to principles of conflict of laws.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21. No Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

22. Reliance on Counsel. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Agreement and have had the opportunity to have the Agreement explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

23. Cooperation. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement and which are not inconsistent with its terms.

24. Declaration. Executive hereby declares as follows:

I have read this Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

[signature pages follows]

CONFIDENTIAL

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first written above.

/s/ Jeremy Warren
JEREMY WARREN

[Signature Page to Separation Agreement]

CONFIDENTIAL

VIVINT SMART HOME, INC.

By:	/s/ Dale R. Gerard
Title:	Chief Financial Officer

[Signature Page to Separation Agreement]

CONFIDENTIAL

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to Vivint Smart Home, Inc. (the “Company”) as of this 13th day of March, 2020, by Jeremy Warren (the “Executive”). The Executive agrees as follows:

1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on the 13th day of March 2020 (the “Termination Date”) pursuant to that certain Separation Agreement, dated as of March 13, 2020, by and between the Company and the Executive (the “Separation Agreement”)

2. In consideration of the Conditioned Benefits (as defined in the Separation Agreement), the acceleration of the vesting with respect to the Accelerated Equity (as defined in the Separation Agreement) and this Release, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment, including the termination therefrom. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its subsidiaries and affiliates and any of their past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans, including, for the avoidance of doubt, any holder of 10% or more of the beneficial ownership of the Company.

3. The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The

CONFIDENTIAL

Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to the Chairman of the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired (such date, the “Release Effective Date”).

4. This Release does not release the Company Released Parties from (i) the Conditioned Benefits or the Accelerated Equity, (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage, (iii) any vested rights the Executive has under the Company’s employee pension benefit and group healthcare benefit plans as a result of Executive’s actual service with the Company, (iv) any fully vested and nonforfeitable rights of the Executive as a shareholder or member of the Company or its affiliates, (v) any rights of the Executive pursuant to any equity or incentive award agreement with the Company, or (vi) any rights which cannot be waived by an employee under applicable law.

5. The Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

6. This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7. The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement which are incorporated herein by reference.

8. Nothing in this Release shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its affiliates or subsidiaries without prior written consent of the Company’s General Counsel or other officer designated by the Company.

CONFIDENTIAL

9. This Release shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

10. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

11. The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right (and his hereby advised in writing) to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as arc expressly set forth herein or in the Employment Agreement.

CONFIDENTIAL

Executive has executed this Release as of the day and year first written above.

EXECUTIVE

/s/ Jeremy Warren
Jeremy Warren

[Signature Page to Release and Waiver of Claims]